UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2024

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 Wayzata Boulevard

Minneapolis, Minnesota 55416

(Address of principal executive offices, including zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.05 per share	RGS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Warrants set forth in Item 3.02 below is incorporated into this Item 1.01 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

As previously disclosed by Regis Corporation (the “Company”) on a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2024 (the “Initial 8-K”), on June 24, 2024, the Company entered into a Financing Agreement (the “Agreement”) among the Company, as borrower, and certain of its wholly owned domestic subsidiaries, the lender parties thereto, TCW Asset Management Company LLC as administrative and collateral agent for the lender parties, and MidCap Financial Trust as revolving agent for the Revolving Loan Lenders (as defined in the Agreement). The material terms and conditions of the Agreement are described in the Initial 8-K and the Agreement is filed as Exhibit 10.1 to the Initial 8-K. A Press Release announcing the transaction was previously furnished as Exhibit 99.1 to the Initial 8-K. As disclosed in the June 2024 Refinancing Transaction Summary presentation, located on the Investor Relations section of the corporate website in “Presentations & Supplemental Financial Information,” which presentation was included as a link in the Press Release, in connection with the transactions contemplated by the Agreement and in consideration of the matters described therein, the Company issued warrants (each, a “Warrant” and together, the “Warrants”) to affiliates of TCW Asset Management Company LLC and Asilia Investments (each, a “Holder” and together, the “Holders”). Pursuant to the Warrants, the Holders can purchase up to an aggregate 407,542 shares of the Company’s common stock, par value $0.05 per share (the “Common Stock”), at an exercise price equal to $7.00 per share. The Warrants are exercisable for a seven-year period beginning June 24, 2024 (the “Issue Date”). The Warrants may also be exercised on a cashless basis if, at the time of exercise, there is no effective registration statement registering, or the prospectus therein is not available for, the issuance of the shares of Common Stock underlying the Warrants. Prior to the second anniversary of the Issue Date, the Company may call for cancellation up to an aggregate 203,771 shares of Common Stock underlying the Warrants for consideration equal to $15.00 per share; provided, that the VWAP (as defined in the Warrants) on the trading day immediately preceding the date the Company delivers a written call notice to a Holder exceeds $20.00.

In the event of any Change of Control (as defined in the Warrants), the Warrants will be deemed automatically exchanged immediately prior to the consummation of such Change in Control, for the same per share consideration paid to the holders of Common Stock to which the Holders would have been entitled upon such Change in Control had the Warrants been exercised in full immediately prior to such consummation, net of the then-applicable exercise price. The Warrants contain anti-dilution provisions customary for a transaction of this type.

In addition, in connection with the issuance of the Warrants, the Company has granted an exemption in favor of each Holder pursuant to Section 36 of the Tax Benefits Preservation Plan, dated January 29, 2024, among the Company and Equiniti Trust Company, LLC (the “Plan”), such that neither Holder was deemed to be an “Acquiring Person” (as defined in the Plan) solely in connection with (i) the issuance of the Warrants nor (ii) the acquisition of beneficial ownership of securities of the Company pursuant to the exercise of the Warrants.

The Warrants and the shares of Common Stock issuable upon the exercise of such Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold absent registration or an applicable exemption from the registration requirements of the Securities Act. Based in part upon the representations of each Holder in each Warrant, the offering and sale of each Warrant is exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the form of Warrant, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Warrant.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

/s/ Kersten D. Zupfer
Name: Kersten D. Zupfer
Title: Executive Vice President and Chief Financial Officer

Date: July 10, 2024